UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)
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KB HOME
(Name of Registrant as Specified In Its Charter)

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     The definitive additional materials filed herewith include an e-mail message sent to KB Home employees on February 25, 2011, and a letter from KB Home President and Chief Executive Officer.
Employee Email
Subject Line: KB Home Annual Meeting — Your Vote and Support are Important!
Dear KB Home Team:
KB Home’s Annual Meeting of Stockholders is scheduled for Thursday, April 7, 2011. The proxy materials for the Annual Meeting are available at http://www.kbhome.com/investor/proxy.
This year, we are making proxy materials available primarily through the Internet and are encouraging our stockholders (which include many of you) to vote online or by telephone, rather than by mail. This is primarily to reduce costs and the impact on the environment from printing and mailing the proxy materials.
If on February 11, 2011, you held KB Home stock, had stock options and/or had investments in the KB Home Common Stock Fund in our 401(k) Savings Plan, you will receive a voting instruction form or a notice card with instructions on how to access the proxy materials and vote. Depending on your holdings, including any in an outside brokerage or bank account, you may receive more than one voting instruction form or notice card, and they may be sent to you electronically.
Please look for your voting instruction form(s) or notice card(s) in the mail or e-mail accounts. Each voting instruction form or notice card will have the control numbers you need to vote. If you receive a notice card, you will not receive a paper or e-mail copy of the proxy materials unless you request a copy by following the instructions provided on your notice card. If you receive a paper or e-mail copy of the proxy materials, your control numbers will be on the voting instruction form you receive or in the e-mail. Use the control numbers provided on each such voting instruction form, notice card or e-mail you receive.
For the reasons discussed in the proxy materials, I urge you to vote as noted below:
•	FOR the election of our directors (Proposal 1)

•	FOR the ratification of our independent registered public accounting firm (Proposal 2)

•	FOR the approval of an amendment to the KB Home 2010 Equity Incentive Plan (Proposal 3)

•	FOR the advisory vote on named executive officer compensation (Proposal 4)

•	FOR the option of ONE YEAR for the frequency of an advisory vote to approve named executive officer compensation (Proposal 5)
To ensure your vote is counted, please vote as soon as possible. Remember, your vote is important!
If you have any questions about voting or the Annual Meeting, please contact our Corporate Secretary or our Assistant Corporate Secretary.
Thank you for your support.

A LETTER FROM KB HOME PRESIDENT AND CHIEF EXECUTIVE OFFICER
Dear Fellow KB Home Stockholders:
2010 was a year of diligent work, continuous improvement and tremendous accomplishment for KB Home. Based on the ongoing execution of our comprehensive strategy to transform and re-position our business, we were very pleased to conclude our 2010 fiscal year with a profitable fourth quarter and second half.
Our results demonstrated that our strategy is working, and that we can operate a profitable homebuilding company even at today’s historically low levels of new home sales. Moreover, we believe we are poised to capitalize on future growth opportunities for our business when the housing markets eventually stabilize and recover.
I would like to share with you the primary tenets of our strategy as a company, both now and over the past few years, all of which are grounded in the disciplined operating principles of our KBnxt Built to Order™ business model that have guided our company for almost 15 years.
Driving our Results
The housing environment over the past year was perhaps the most challenging KB Home has experienced since the company began building homes for families in 1957. In the face of persistent economic uncertainty, low consumer confidence and high unemployment, we have concentrated on the areas that are within our control in an effort to deliver results regardless of market conditions.
With this in mind, our 2010 accomplishments included:
•	dramatically lowering our cost to operate, including reducing our selling, general and administrative expenses, while retaining our growth platform for future opportunities;
•	opening new communities in “A” locations within what we consider to be the best performing submarkets, offering homes designed specifically to meet the needs of local buyers;
•	expanding our year-over-year housing gross margins each and every quarter, despite pricing pressures in most markets;
•	maintaining a total cash balance at year-end in excess of $1 billion; and
•	enhancing our brand awareness and achieving record high customer satisfaction levels.
Even as headwinds in the housing market continue to adversely impact new home sales and deliveries, we remain focused on our operational excellence to improve many areas of our business and drive our financial results.
Transforming our Business
Our positive earnings in the second half of 2010 signified the culmination of many years of hard work since the housing downturn began in mid-2006. At that time, KB Home quickly moved to transform our business and product offerings to compete in a new environment in which inventory swelled, home prices declined, and foreclosure homes became our biggest competition.
Throughout 2010 we continued to execute our comprehensive and consistent strategy to preserve cash, reduce debt, exit underperforming markets, and generally re-size our operations to fit current market realities. Along the way, we made some changes in our business that are not only benefiting KB Home, but are also leaving a lasting impression on our entire industry.
Differentiating our Products
One of our innovations was the development and launch of our new line of homes that could be built more efficiently and less expensively without compromising quality and design. The Open Series™ captured the sensibilities and needs of a new kind of homebuyer in the marketplace, delivering open, flexible designs that were affordably priced to compete directly with foreclosures and other resale homes. We further improved and refined our successful Open Series product offerings in 2010, and they remain extremely relevant to today’s value-conscious homebuyers.
We have also found ways to build more earth-friendly features into our homes through our My Home. My Earth.™ environmental initiative without materially affecting prices, keeping our homes affordable while helping our buyers to save money on their monthly utility bills and to conserve natural resources.

KB Home was recently named the #1 Green Homebuilder based on a study conducted by Calvert Investments, a leading asset management firm in the area of sustainable and responsible investing. Our overall score was almost double that of the next best performing homebuilder and over 10 times the average score of the remaining eight builders in the study. This independent recognition of our sustainability program is increasingly important among today’s investors and consumers, and we are continuing to raise the bar in our industry.
In February 2011, we were pleased to announce a new initiative to provide a KB Home Energy Performance Guide™ (EPG) with all of our new homes. Like an MPG sticker found on all new cars, the KB Home EPG contains key information about the relative energy efficiency of the home, as well as estimated monthly electric and gas costs for homeowners. We believe this will change the way people shop for homes as they can now better quantify their total cost of homeownership, of which utilities are a significant part. With the EPG, consumers can clearly recognize the tremendous financial benefits of owning an energy-efficient KB home, especially when compared to resale homes.
Restoring our Profitability
All of these actions have been aimed at our primary goal of restoring profitability. Our achievement in this regard, including reporting our first pretax profit in nearly four years in the fourth quarter of 2010, is one in which all of us at KB Home take great pride, and our team is eager to build on these results in the coming year.
We know we have more to do and there will be additional challenges ahead as we anticipate difficult economic conditions will continue to mitigate a housing recovery. Nevertheless, we believe we have laid the foundation for a bright future at KB Home.
Investing in our Future
Indeed, even as we have repositioned our business and reduced our overhead, we have been careful to preserve our company’s growth platform. We currently operate in 30 of the best long-term growth markets in the country. And in 2010, we invested $560 million in land and land development in desirable locations within those markets at very attractive lot prices. Even with our substantial investments, we maintained a strong and liquid balance sheet with over $1 billion in total cash at year-end, which we feel allows us to continue to be nimble and opportunistic going forward.
We have the right products, the right markets, and the right strategy. Most important, we have the right team in place to execute on our proven strategy today, and to take KB Home to the next level of performance as housing markets recover. In the process, we look forward to creating lasting value for our stockholders, our employees and our customers.
Thank you for your continued investment in KB Home.
Sincerely,
Jeffrey T. Mezger
President and Chief Executive Officer
KB Home

Certain matters discussed in the materials filed herewith, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level and structure; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas and our ability to identify and acquire such land; legal or regulatory proceedings or claims, including the claims concerning South Edge described in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access capital; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our active community count and open new communities), revenue growth and cost control strategies; consumer interest in our new product designs, including The Open Series™; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.